EXHIBIT 11

ALBA-WALDENSIAN, INC. AND SUBSIDIARIES

Calculation of Primary and Fully Dilutive Earnings Per Share

(unaudited)


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                                        Three Month Period Ended            Six Month Period Ended

                                          July 2,         July 3,           July 2,         July 3,

                                           1995            1994              1995            1994

Primary Earning Per Share

Weighted average number of common
     shares outstanding                  1,864,403       1,849,075         1,863,890       1,844,314
Net Income(Loss)                          $ 63,695        $549,276          $ 89,505        $890,486
Primary Earning Per Share                 $    .03        $    .30          $    .04       $     .48

Fully Dilutive Earning Per Share

Weighted average number of common
      shares outstanding                 1,864,403       1,849,075         1,863,890       1,844,314

Common Stock Equivalents(Options)           12,192          37,897            17,300          39,671

                                         1,876,595       1,886,972         1,881,190       1,883,985

Net Income(Loss)                        $   63,695     $   549,276          $ 89,505       $ 890,486

Fully dilutive Earnings Per Share       $      .03     $       .29          $    .04       $     .47
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